As Filed With the Securities and Exchange Commission on January 22 , 2009.

Registration No. 000-52859

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10/A

Amendment No. 4 to Form 10-SB filed on October 12, 2007

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

SCORPION PERFORMANCE, INC.

(Name Of Small Business Issuer In Its Charter)

FLORIDA	65-0979606
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3000 SW 4th Avenue, Fort Lauderdale, Florida	33315
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number	(954) 779-3600

Copies of notices and other communications should be sent to:

Robert Stopanio	Charles B. Pearlman, Esq.
President	Roetzel & Andress LPA
3000 SW 4th Avenue	100 S.E. Third Avenue, 8th Floor
Fort Lauderdale, Florida 33315	Fort Lauderdale, Florida 33394
Telephone: (954) 779-3600	Telephone: (954) 462-4150
Facsimile: (954) 779-3029	Facsimile: (954) 462-4260

Securities to be registered pursuant to section 12(b) of the Act:

TITLE OF EACH CLASS	NAME OF EACH EXCHANGE ON WHICH
TO BE SO REGISTERED	EACH CLASS IS TO BE REGISTERED
N/A	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

EXPLANATORY NOTE

Scorpion Performance, Inc. (the “Company”) filed Form 10-SB under CIK No. 0001414792 on October 12, 2007 (the “Original Filing”) as amended on February 11, 2008 (“Amendment No. 1”), May 30, 2008 (“Amendment No. 2”) and November 21, 2008 (“Amendment No. 3”). This Amendment No. 4 on Form 10 is being filed by the Company solely to include an additional risk factor in Item 1A that addresses the effects of the current declines in the automotive industry on our operations and ability to raise capital in the equity markets and to correct typographical errors in our financial statements in Item 15 on (i) page F-3 of our Consolidated Statements of Operations at December 31, 2006 and 2005, which incorrectly reported total of expenses of $2,043,909 and is corrected herein to reflect the correct amount of $2,296,454; and (ii) page F-28 of the Notes to our Financial Statements at December 31, 2007 and 2006, with respect to the tabular information regarding deferred tax assets which incorrectly indicated a deferred tax asset of $982,000 (2007) and $592,000 (2006) and is hereby corrected to reflect $2,063,000 (2007) and $ 1,081,000 (2006). Accordingly, Item 1 and Items 3 through 14 of the Original Filing, as amended, have been omitted from this filing. Exhibits required to be filed hereunder are incorporated herein by reference where specified.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this Form 10 are forward-looking statements about what may happen in the future. Forward looking statements include statements regarding our current beliefs, goals, and expectations about matters such as our expected financial position and operating results, our business strategy, and our financing plans. The forward-looking statements in this Form 10 are not based on historical facts, but rather reflect the current expectations of our management concerning future results and events. The forward-looking statements generally can be identified by the use of terms such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. We cannot guarantee that our forward-looking statements will turn out to be correct or that our beliefs and goals will not change. Our actual results could be very different from and worse than our expectations for various reasons. You should review carefully all information, including the discussion of risk factors in Item 1A along with the financial statements and the notes to the financial statements included in this Form 10. The forward-looking statements in this Form 10 are made only as of the date of this Form 10 and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

ITEM 1A. RISK FACTORS

Risks Relating to Our Business Generally

THE CURRENT DECLINE IN THE AUTOMOBILE INDUSTRY MAY ADVERSELY IMPACT OUR OPERATIONS AND MAKE IT MORE DIFFICULT OR IMPOSSIBLE TO OBTAIN ADDITIONAL CAPITAL.

Operationally, our core business is focused on the high performance automotive parts aftermarket. Although we do not have any significant direct OEM sales to the automotive manufacturers, the automotive parts aftermarket is impacted by the same general overall economic recession factors that are impacting the automobile industry in general. We have initially benefited from the economic downturn as a result of competitor attrition and as a result of an increase in the number of aftermarket repairs as consumers opt to extend the useful lives of their existing vehicles rather than purchase new vehicles. However, we have no assurance that such trends will continue or that worsening economic conditions will not ultimately depress the high performance automotive parts aftermarket.

To ameliorate worsening economic conditions, we have taken steps to diversify our operational activities by expanding our existing anodizing division which has broader applications than auto parts. We have also been developing the capability to manufacture certain medical instruments and appliances used in orthopedic procedures. We believe that these additions could provide some cushion in coping with any future declines in our core products. We believe that the medical industry is less sensitive to economic downturns than automotive parts industry, as the need for orthopedic appliances and surgical tools is less discretionary than the need for a new auto or an engine rebuild. However, there can be no assurance that we will penetrate these new markets with sufficient success to fully overcome any possible future declines in our core business.

Regarding liquidity and access to capital markets, current economic conditions have curtailed many US liquidity sources, and although we do not have any commercial debt, our ability to access these capital sources, should we need to, may be severely restricted. To date, our capital financing has been provided by foreign sources. Given that the current economic situation has had global repercussions, there has been not only an erosion in available capital but also an erosion in investor confidence in the U.S. in general. Therefore, we can offer no assurance that we will be able to continue to supply our liquidity needs from foreign sources.

WE HAVE INCURRED RECENT LOSSES AND MAY INCUR LOSSES IN THE FUTURE THAT MAY ADVERSELY AFFECT OUR FINANCIAL CONDITION .

We have incurred net losses for the years ended December 31, 2005, December 31, 2006, and December 31, 2007 in the amounts of $783,406, $1,461,917 and $2,424,682, respectively. We have incurred a net loss of $1,570,727 for the nine months ended September 30, 2008. In the event we are unable to increase our gross margins, reduce our costs and/or generate sufficient additional revenues to offset our increased costs, we may continue to sustain losses and our business plan and financial condition will be materially and adversely affected.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY, WHICH MAKES OUR FUTURE RESULTS DIFFICULT TO PREDICT AND COULD CAUSE OUR OPERATING RESULTS TO FALL BELOW EXPECTATIONS.

Our focus, since inception, has been to raise capital to purchase equipment and expand our facility in Fort Lauderdale. Using the proceeds from the sales of our common stock and purchase options to foreign investors, we have invested in state of the art equipment and robotics and believe that we now have the production facilities in place to focus on expanding our marketing plan. Revenue has grown steadily; however our cost of sales has fluctuated due primarily to periodic material supply shortages, which have led us to stockpile our inventory, therefore increasing costs. If we are not able to manage inventory costs, our revenue or operating results could fall below the expectations of investors and the price of our common stock could decline substantially. Any investment in our company should be considered a high-risk investment because the investor will be placing funds at risk in a company with fluctuating costs and expenses, limited management experience, increased competition, and other problems to which growing manufacturing businesses are subject. Investors should not invest in our company unless they can afford to lose their entire investment.

OUR ABILITY TO SUCCEED DEPENDS ON OUR ABILITY TO GROW OUR BUSINESS AND ACHIEVE PROFITABILITY.

The introduction of new products and services and expansion of our distribution channels have contributed significantly to our recent results, but we must continue to develop new and innovative ways to manufacture our products and expand our distribution in order to maintain our growth and achieve profitability. Our future growth and profitability will depend upon a number of factors, including, but not limited to:

•	Our ability to manage costs;

•	The increasing level of competition in the automotive parts industry;

•	Our ability to continuously offer new or improved products and services;

•	Our ability to maintain efficient, timely and cost-effective production and delivery of our products;

•	Our ability to maintain sufficient production capacity for our products and services;

•	The efficiency and effectiveness of our sales and marketing efforts in building product and brand awareness;

•	Our ability to identify and respond successfully to emerging trends in the automotive, medical and other parts industry;

•	The level of consumer acceptance of our products and services;

•	Regulatory compliance costs; and

•	General economic conditions and consumer confidence.

We may not be successful in executing our growth strategy, and even if we achieve targeted growth, we may not be able to sustain profitability. Failure to successfully execute any material part of our growth strategy would significantly impair our future growth and our ability to attract and sustain investments in our business.

OUR REVENUE IS GENERATED ON THE BASIS OF PURCHASE ORDERS WITH A FEW CUSTOMERS RATHER THAN LONG TERM PURCHASE COMMITMENTS THAT MAY ADVERSELY AFFECT OUR MARGINS IF WE LOSE ONE OR MORE OF THESE CUSTOMERS.

We sell our products through over 110 distributors and directly to OEM customers, of which one distributor accounted for an average of 28% of our annual revenue for the last two fiscal years. This distributor, together with four other distributors, accounted for an average of 50% of our annual revenue for last two fiscal years. Any customer may cancel a purchase order or defer shipments of our products at any time; however, we have maintained long-term relationships with each of our distributors and historically, have not experienced significant cancellation or deferment of customer orders. Such a concentration creates a risk that pricing pressures may cause prices to decrease or that product demand may be reduced if orders are canceled or deferred.

Further, because our products are manufactured just in time and according to customer specifications, we are required to make separate demand forecast assumptions for every customer, each of which may introduce significant variability into our estimates and planning for production and procurement of raw materials. Because of our inability to rely on enforceable purchase contracts, and our limited visibility into future customer demand, actual revenue may be different from our forecasts, which could adversely affect our margins and ability to maintain profitability.

THE HIGH PERFORMANCE AUTOMOTIVE PARTS MARKET IS HIGHLY COMPETITIVE WITH SEVERAL LARGE AND NUMEROUS SMALL COMPETITORS THAT MAY OFFER PRODUCTS SIMILAR TO OURS WHICH COULD ADVERSELY AFFECT OUR OPERATIONS.

Competition within the automotive performance parts industry is highly competitive with thousands of companies engaged in different facets of the business both domestically and abroad. Our competitors range from small family owned and operated businesses to mid to large sized specialty rocker arm manufacturers like Crane Cams and T&D to large, independent domestic and international manufacturers like Jessel and Crower that supply the types of products we manufacture. We believe that product quality, cutting edge technology, design, delivery and cost are the primary elements of competition in our industry and strive to maintain the highest product and service standards and lowest costs. While we believe that we lead in the market for high quality products, we expect competitive pressures in our niche market to remain strong both from our existing competitors and new global competitors many of which may have greater financial resources than us, have extensive distribution networks, and have economic advantages such as lower labor and benefit costs, lower taxes, and in some cases, governmental assistance. To remain competitive and to grow into a medium to large manufacturer, we intend to continue to anticipate technological advances by our competitors and to maintain cutting edge equipment and processes that may lead us to develop new manufacturing techniques to make our products more efficiently and at competitive global prices. Our business may be adversely affected if we do not sustain our ability to meet customer requirements relative to technology, design, quality, delivery and cost. Further, our inability to acquire market share from our competitors could inhibit our ability to sustain our expansion efforts and negatively affect our operations.

IF WE FAIL TO PROMOTE AND MAINTAIN OUR BRAND IN THE MARKET, OUR BUSINESSES, OPERATING RESULTS, FINANCIAL CONDITION, AND OUR ABILITY TO ATTRACT CUSTOMERS WILL BE MATERIALLY ADVERSELY AFFECTED.

Our success in the high performance automotive racing market depends on our ability to create and maintain brand awareness for our product offerings. This may require a significant amount of capital to allow us to market our products and establish brand recognition and customer loyalty. Many of our competitors in this market are larger than us and have substantially greater financial resources. Additionally, many of the companies offering high performance automotive parts and services have already established their brand identity within the marketplace. We can offer no assurances that we will be successful in establishing awareness of our brand allowing us to compete in this market. The importance of brand recognition will continue to increase because low barriers of entry to the industries in which we operate may result in an increased number of direct competitors. To promote our brands, we may be required to continue to increase our financial commitment to creating and maintaining brand awareness. We may not generate a corresponding increase in revenue to justify these costs.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND MAY BE SUBJECT TO INTELLECTUAL PROPERTY LITIGATION AND INFRINGEMENT CLAIMS BY THIRD PARTIES.

We intend to protect our unpatented trade secrets and know-how through confidentiality or license agreements with third parties, employees and consultants, and by controlling access to and distribution of our proprietary information. However, this method may not afford complete protection particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States and unauthorized parties may copy or otherwise obtain and use our products, processes or technology and there can be no assurance that others will not independently develop similar know-how and trade secrets. If third parties take actions that affect our rights or the value of our intellectual property, similar proprietary rights or reputation or we are unable to protect our intellectual property from infringement or misappropriation, other companies may be able to use our proprietary know-how to offer competitive products at lower prices and we may not be able to effectively compete against these companies.

We have registered our logo (Serial Number 77149510/Registration Number 3384305) and word mark (Serial Number 77150396/Registration Number 3397455) with the United States Patent and Trademark Office. Even though approved, our trademarks could be challenged, invalidated or circumvented by others and may not be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage. We also face the risk of claims that we have infringed third parties’ intellectual property rights. Any claims of intellectual property infringement, even those without merit, could expose us to the following risks, among others, we may be required to:

•	Defend against infringement claims which are expensive and time consuming;

•	Cease making, licensing or using products that incorporate the challenged intellectual property;

•	Re-design, re-engineer or re-brand our products or packaging; or

•	Enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property.

We are also aware of competitors that counterfeit and infringe our trademark. While we intend to vigorously pursue such persons or entities, we cannot assure you that we will be able to identify all such parties or that we will have adequate time and resources to enforce and to protect our trademark and intellectual property rights through litigation or otherwise, or that we will be successful in doing so. Any of the foregoing outcomes would negatively impact our business, results of operations and financial condition.

WE ARE DEPENDENT UPON A FEW SUPPLIERS FOR A SIGNIFICANT PORTION OF OUR RAW MATERIALS AND OUR SUPPLIERS ARE DEPENDENT ON THE CONTINUED AVAILABILITY AND PRICING OF RAW MATERIALS, EITHER OF WHICH COULD NEGATIVELY AFFECT OUR ABILITY TO MANAGE COSTS AND MAINTAIN PROFITABLE OPERATING MARGINS.

The principal raw materials we use in the manufacture of our automotive parts are steel and aluminum. We currently purchase raw material from 19 different material suppliers with whom we have no written purchase contracts. Our three largest suppliers, combined, represent 59% of all raw materials we purchased in 2006 and 37% purchased during 2007. Any supplier and any order may be terminated or rejected by any supplier at any time. From time to time, particularly during periods of increased industry-wide and global demand, steel and aluminum have been in short supply. Our reliance on open orders, no preference or assurances from suppliers, and our reliance on three primary suppliers, creates a risk that our supply of raw materials may be interrupted at any time. We may not be able to timely source another supplier, resulting in further delays. We have tried to minimize these risks by maintaining inventories in excess of our current and projected needs but can make no assurances that we will be able to maintain adequate stockpiles or that we will be able to acquire and stockpile raw materials at costs that can be passed on to customers. Our failure to ensure a steady supply of raw material or any significant interruption in the supply of raw materials could have a material adverse effect on our operations and ability to timely fulfill orders that could result in lost orders and revenue.

OUR BUSINESS IS SUBJECT TO DELAYS IN DELIVERY AND PRICE FLUCTUATIONS OF CERTAIN RAW MATERIALS, IN PARTICULAR, THE RISING PRICE OF STEEL THAT COULD ADVERSELY AFFECT OUR OPERATIONS.

There have been significant increases in the global prices of raw materials, which have had and may continue to have an impact on our business. While the rise in material costs, especially steel, continues to impact our financial results, we have been able to offset most of this increase through volume purchases at the risk of increasing our inventory costs. The costs of certain raw material costs such as steel began to decrease in 2005, however Chinese consumption continues to affect prices worldwide and there is no guarantee that these decreases will continue or that recent efforts by the Chinese government to produce more steel internally will relieve some of the pressure. Any continued increase in the price and availability of steel could increase our costs to manufacture our products that would result in a material adverse impact on our business. Further, although we obtain raw materials from various sources and maintain alternative sources for raw materials, to the extent there are supply disruptions our operations could be materially adversely impacted.

THE FAILURE TO INVEST IN AND MAINTAIN STATE OF THE ART EQUIPMENT AND PROCESSES COULD DISRUPT THE OPERATION AND GROWTH OF OUR BUSINESS AND RESULT IN THE LOSS OF BUSINESS.

We have invested significantly in equipment, which accounts for over 50% of our assets, and anticipate that it will be necessary to continue to do so in the future to remain competitive. We believe that our success is dependent, in large part, on our continued investment in sophisticated equipment, robotics and processes. We typically purchase equipment for cash or on short-term lease and do not purchase extended warranties or maintenance programs due to our belief that the processes we use are evolving so rapidly that we must replace, overhaul or retool our equipment and processes before the end of the useful life of the equipment. We currently replace or overhaul equipment every 3-5 years. Equipment taken out of use is either retained for parts or resold to used equipment buyers. We may be unsuccessful in anticipating, managing, adopting and integrating new or refurbished equipment on a timely basis, or we may not have the capital resources available to invest in new equipment and processes that could materially affect our operations.

OUR OPERATIONS COULD SUFFER FROM EQUIPMENT DOWNTIME, DISRUPTIONS OR INCREASED COSTS.

We are not dependent on any one piece of equipment to maintain current levels of production and have engineered our equipment to perform a variety of tasks so that we can quickly substitute equipment to compensate for routine and unexpected downtime due to repair or breakdown. However, in the event that a substantial number of pieces of equipment are damaged, break down or require extended maintenance, our customers could experience interruptions in our service as well as delays, and we might incur additional expense in arranging new facilities and services. In the event of a disaster in which a substantial number of pieces of equipment are irreparably damaged or destroyed, we could experience lengthy interruptions in production. While we have not experienced extended equipment failures in the past, any interruptions or delays in our production could harm our relationships with customers and our reputation. We do not maintain insurance in the event of damage or interruption which costs would be incurred by the Company. These factors in turn could damage our brand and reputation, reduce our revenue, subject us to liability, cause us to issue credits, or cause customers to fail to renew their orders, any of which could adversely affect our business, financial condition and results of operations. Temporary or permanent loss of our equipment could limit our ability to conduct our business and result in lost revenue.

OUR BUSINESS IS SUBJECT TO ENVIRONMENTAL INVESTIGATION, REMEDIATION AND COMPLIANCE COSTS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

Our operations are subject to federal, state and local laws and regulations governing emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of waste and other materials. While we believe that our operations and facilities are being operated in compliance in all material respects with applicable environmental health and safety laws and regulations, the operation of precision metal machining and anodizing facilities entails risks in these areas making us subject to penalties and costs associated with non-compliance of various federal, state and local environmental regulations. There can be no assurance that we will not incur material costs or liabilities, including substantial fines and criminal sanctions for violations. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies or stricter interpretation of existing laws, may require additional expenditures by the Company, some or all of which may be material.

WE MAY INCUR COSTS AS A RESULT OF PRODUCT LIABILITY AND WARRANTY CLAIMS THAT MAY BE BROUGHT AGAINST US.

We face an inherent business risk of exposure to product liability claims in the event that the use of our current and formerly manufactured or sold products results, or is alleged to result, in bodily injury and/or property damage. To date, we have not been subject to any product liability claims, however, we cannot assure you that we will not experience a material product liability loss in the future or that we will not incur significant costs to defend such claims. A successful claim brought against us may have a material adverse effect on our business, results of operations and financial condition.

WE DO NOT MAINTAIN CUSTOMARY INSURANCE COVERAGE TO PROTECT AGAINST THE POTENTIAL HAZARDS INCIDENT TO OUR BUSINESS.

Other than workman’s compensation, we do not maintain property, business interruption, product liability and casualty insurance coverage. A catastrophic loss of the use of all or a portion of our facilities due to accident, labor issues, weather conditions, national disasters or otherwise, whether short- or long-term, could have a material adverse effect on our business, results of operations and financial condition.

WE WILL INCUR INCREASED COSTS AS A RESULT OF BECOMING A PUBLIC COMPANY AND UNLESS WE OFFSET THESE ADDITIONAL COSTS BY DECREASING OTHER EXPENSES AND/OR INCREASING REVENUE, WE MAY NOT BE ABLE TO ABSORB THESE COSTS WHICH MAY ADVERSELY AFFECT OUR OPERATIONS.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as amended, as well as new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. We are in the process of implementing corporate governance standards, disclosure controls and financial reporting and accounting systems to meet our reporting obligations; however, we expect these new rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. The measures we take may not be sufficient to satisfy our obligations as a public company and we expect the implementation costs and engagement of professionals to assist in the implementation to be prohibitive in the short term.

We have engaged a financial consulting firm to assist our Controller and to provide financial and compliance advisory support services to our senior management until we are able to hire a chief financial officer and executive level employees to help us achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time. There can be no assurance that our current or future management will be able to implement and affect programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance, and reporting requirements without significant cost to us. Unless we offset the additional costs by decreasing other expenses and/or increasing revenue or raising additional capital, we may not be able to absorb the costs of complying with Sarbanes Oxley and our SEC reporting requirements, which may divert funds away from marketing activities and maintaining state of the art manufacturing equipment, either of which could adversely affect our operations. Further tightening may require us to defer management salaries, which may discourage current management personnel and potential individuals from joining the Company. We can make no assurances that we will not defer executive salaries, which could affect our ability to attract, recruit or retain qualified management personnel that would otherwise help us minimize the professional costs in connection with our compliance and reporting requirements.

THE LACK OF EXPERIENCE OF OUR CURRENT MANAGEMENT TEAM IN MANAGING A REPORTING COMPANY MAY PUT US AT A COMPETITIVE DISADVANTAGE .

Our executive officers have not managed a publicly traded company and have no experience complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition into a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. In particular, these new obligations will require substantial attention from our President and Office Manager and may divert their attention away from the day-to-day management of our business, which would materially and adversely impact our business operations. We intend to hire additional executive level employees, but there can be no assurance that our current or future management team will be able to implement and affect programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance, and reporting requirements. Our failure to do so could lead to penalties, loss of trading liquidity, and regulatory actions and further result in the deterioration of our business through the redirection of resources.

Risks Relating to our Securities

WE MAY HAVE VIOLATED SECURITIES LAWS AND REGULATIONS IN THE UNITED KINGDOM, THE NETHERLANDS, CANADA, AUSTRALIA, FINLAND, NEW ZEALAND AND SWEDEN IN CONNECTION WITH OUR OFFERING OF SECURITIES TO FOREIGN INVESTORS IN 2004, FURTHER, OUR FAILURE TO COMPLY WITH CURRENT OR FUTURE FOREIGN SECURITIES REGULATIONS RELATED TO THE OFFER AND SALE OF OUR SECURITIES ABROAD COULD ADVERSELY AFFECT OUR BUSINESS.

The offer and sale of our securities to non-US investors, while exempt from registration in the United States under Regulation S, are subject to regulation by a number of foreign regulatory agencies. As with U.S. securities regulation, foreign regulation is concerned with investor protection. These agencies have a variety of procedures and enforcement remedies available to them, including the following:

•	Initiating investigations;

•	Issuing warning letters and cease and desist orders;

•	Requiring compliance;

•	Requiring consumer redress, such as requiring that a company offer to rescind securities previously sold to investors;

•	Seeking injunctive relief; and/or

•	Imposing civil penalties.

In 2004, we were notified by regulators in the United Kingdom, the Netherlands, Canada, Australia, Finland, New Zealand and Sweden that our offering of securities may have violated solicitation restrictions in those countries. Upon notice, we immediately contacted the respective regulators and agreed to cease making offers and sales to new investors in the United Kingdom, the Netherlands, Canada, Australia, Finland, New Zealand and Sweden (see Item 8 “Legal Proceedings”) until and unless we complied with each jurisdiction’s prospectus and registration requirements. In each case, we complied with each regulator’s request and each inquiry was closed. We are not aware of any further relief or inquiry by any foreign securities regulator. We have not, and do not intend to make offers or sales to new investors in those jurisdictions or any jurisdiction that prohibits our doing so. We intend to comply with all applicable laws and regulations, however, our failure to comply with applicable laws or the restrictions imposed by foreign regulators could subject us to sanctions, force us to rescind all or a portion of the Regulation S offering, and/or reimburse purchasers, any of which could have a material adverse effect on our business and results of operations. We cannot assure you that any future proceedings or investigations, if any, will not have a material adverse effect on our business or operations.

ADVERSE PUBLICITY ASSOCIATED WITH REGULATORY NOTICES ABOUT OUR PRACTICES IN THE OFFER AND SALE OF OUR SECURITIES ABROAD COULD HARM OUR FINANCIAL CONDITION AND OPERATING RESULTS.

As a result of the regulatory actions and our agreement to cease selling in the United Kingdom, the Netherlands, Canada, Australia, Finland, New Zealand and Sweden, we have been subject to adverse publicity in the form of published notices on foreign regulatory websites and discussions in private chat rooms or websites. This type of adverse publicity, whether or not accurate, that associates the purchase of our securities, or questions our sales practices, or claims that such sales practices are not allowed could have a material adverse effect on our reputation, the demand for our products, and our ability to generate revenues. Adverse publicity concerning any actual or purported failure of us to comply with applicable laws and regulations regarding the sale of our securities abroad, whether or not resulting in enforcement actions or the imposition of penalties, could have an adverse effect on our goodwill and could negatively affect our ability to attract, motivate and retain distributors, which may cause a decline in consumer interest in our products and services which would negatively impact our ability to generate revenue. In addition, investors’ perception of the Company may be adversely affected by negative publicity that may cause the market price of our common stock to decline resulting in a loss of your investment.

TO RAISE ADDITIONAL CAPITAL TO FUND OPERATIONS, WE INTEND TO ISSUE ADDITIONAL SHARES OF STOCK WHICH WILL DILUTE ALL SHAREHOLDERS .

We may require additional capital for the acquisition, replacement or repair of equipment, processes or technologies that are complementary to ours, or to fund our working capital and capital expenditure requirements. To date, we have relied on financing through the ongoing sale of our securities outside the United States pursuant to Regulation S. Since 2004 and through

September 30, 2008, we have raised an aggregate of $34,524,994 through the sale of our securities to foreign investors. Our cash offering expenses on these sales average 40% of the proceeds raised, which includes commissions to third party foreign brokers and finders fees to existing shareholders for introducing new investors. Any issuance of additional shares of our common stock will dilute the percentage ownership interest of all shareholders and may dilute the book value per share of our common stock.

SHARES ELIGIBLE FOR SALE OR CONVERTIBLE INTO SHARES IN THE FUTURE COULD NEGATIVELY AFFECT OUR STOCK PRICE AND DILUTE SHAREHOLDERS.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock or the perception that these sales could occur. This might also make it more difficult for us to raise funds through the issuance of securities. As of September 30, 2008, we had 35,126,496 issued and outstanding shares of common stock of which our officers and directors hold or control 20,000,000 shares or 58%. Our officers, directors and principal shareholders have agreed not to sell or transfer any shares of common stock for a period of 12 months after the effective date of the Original Filing.

As of September 30, 2008, there are currently 32,031,244 shares of restricted common stock that will be issuable upon exercise of 16,015,622 outstanding stock options issued to existing non-US shareholders. We have not issued options or other securities under our equity incentive plan; however, we may issue and/or register additional shares, options, or warrants in the future in connection with acquisitions, compensation or otherwise. We cannot predict what effect, if any, market sales of shares held by any stockholder or the availability of these shares for future sale will have on the market price of our common stock.

OUR MANAGEMENT AND PRINCIPAL SHAREHOLDERS IN THE AGGREGATE, OWN OR CONTROL APPROXIMATELY 58% OF OUR OUTSTANDING COMMON SHARES AND AS MAJORITY SHAREHOLDERS, ARE ABLE TO CONTROL VOTING ON ISSUES AND ACTIONS THAT MAY NOT BE BENEFICIAL OR DESIRED BY OTHER SHAREHOLDERS.

As of September 30, 2008, Robert and Teresa Stopanio, as husband and wife, jointly own 29% of the issued and outstanding common stock. On May 2, 2008, the Company entered into an agreement to buy back 10,000,000 shares representing 29% of our issued and outstanding common stock, held by Yali Golan and his spouse. Under the terms of the buy back agreement, the Golans transferred to the Company all of the voting rights in and to the shares. As officers of the Company, Robert and/or Teresa Stopanio may be designated by the Company, as proxy, to vote the shares at any meeting of the shareholders of the Company and/or upon any and all matters to be decided by a vote of the shareholders eligible to vote. Accordingly, the Stopanios may control 20,000,000 shares or 58% of the issued and outstanding shares and as such could elect all directors, and dissolve, merge or sell our assets or otherwise direct our affairs. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impede a merger, consolidation, takeover or other business combination involving the Company, which, in turn, could depress the market price of our common stock.

THE ISSUANCE OF PREFERRED STOCK COULD CHANGE CONTROL OF THE COMPANY.

Our articles of incorporation authorize the Board of Directors, without approval of the shareholders, to cause shares of preferred stock to be issued in one or more series, with the numbers of shares of each series to be determined by the Board of Directors. Our articles of incorporation further authorize the Board of Directors to fix and determine the powers, designations, preferences and relative, participating, optional or other rights (including, without limitation, voting powers, preferential rights to receive dividends or assets upon liquidation, rights of conversion or exchange into common stock or preferred stock of any series, redemption provisions and sinking fund provisions) between series and between the preferred stock or any series thereof and the common stock, and the qualifications, limitations or restrictions of such rights. In the event of issuance, preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change of control of our company. Although we have no present plans to issue additional series or shares of preferred stock, we can give no assurance that we will not do so in the future.

OUR SHARES OF COMMON STOCK AND UNIT PURCHASE OPTIONS ARE SUBJECT TO THE RESALE CONDITIONS UNDER RULE 903(B)(3) OR CATEGORY 3 OF REGULATION S UNDER THE SECURITIES ACT.

With the exception of 20,000,000 shares of our common stock issued to or otherwise controlled by officers and directors, all of our shares of issued and outstanding common stock and all of our issued and outstanding unit purchase options are subject to the resale restrictions under Rule 903 of Regulation S, as amended. Under Category 3, offering restrictions (as defined under Regulation S) had to be in place in connection with our ongoing Regulation S offering that commenced in 2004. These restrictions include:

•	certification by the purchaser that he or she is not a U.S. person and that the purchaser is not acquiring the securities for the account of any U.S. person;

•	an agreement by each purchaser not to engage in hedging activities with regards to the securities except in compliance with the Securities Act;

•	the placement of a restrictive legend on each certificate for securities sold pursuant to Regulation S; and

•	the Company to issue stop transfer instructions to the transfer agent and refuse any registration or transfer of securities not made in accordance with Regulation S.

THERE IS PRESENTLY NO MARKET FOR OUR COMMON STOCK .

There has been no public market for our common stock and we cannot assure that a public market for our common stock will develop in the future. In addition, a substantial number of our shares are “restricted securities” having been issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (“Securities Act”) or pursuant to Regulation S promulgated under the Securities Act. Resales of these shares to “U.S. Persons” as defined in Regulation S may only be made in an offshore transaction in compliance with Regulation S promulgated under the Securities Act, or pursuant to an effective registration statement under the Securities Act, or pursuant to an available exemption from the registration requirements of the Securities Act, and in each case, in accordance with all applicable securities laws.

Although we have not yet determined the timing of doing so, we anticipate that following the filing of a selling security holders registration statement, we will apply to have our common stock quoted on the Over-The-Counter Bulletin Board (the “OTCBB”), however, the OTCBB is a dealer system and we will have to seek market-makers to provide quotations for our common stock. Even if our common stock is quoted on the OTCBB, the OTCBB provides a limited trading market and we can make no assurances that any market-maker will want to provide such quotations. Failure to develop or maintain an active trading market could negatively affect the value of our shares and make it difficult for shareholders to sell their shares or recover any part of their investment in the Company. Even if a market for our common stock does develop, the market price of our common stock may be highly volatile so that holders of our common stock will not be able to sell their shares at prices that allow them to recover any or all of their investment. Market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Factors that could cause fluctuations in our stock price may include, among other things:

•	Introductions of new products or new pricing policies by us or by our competitors;

•	The gain or loss of significant customers or product orders;

•	Actual or anticipated variations in our quarterly results;

•	The announcement of acquisitions or strategic alliances by us or by our competitors;

•	Recruitment or departure of key personnel;

•	The level and quality of securities research analyst coverage for our common stock;

•

Changes in the estimates of our operating performance or changes in recommendations by us or any research analysts that follow our stock or any failure to meet the estimates made by research analysts; and

•	Market conditions in our industry and the economy as a whole.

In addition, public announcements by our competitors concerning, among other things, their performance, strategy, accounting practices, or legal problems could cause the market price of our common stock to decline, regardless of our actual operating performance.

FUTURE RESALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

Although we contemplate developing a market for our common stock in the future, there can be no assurance that a market for our securities will be created or, if such a market is created, that it will be sustained. In the event a public market for our securities develops, a substantial portion of our outstanding shares of common stock would be eligible for resale to the public pursuant to Rule 144. Rule 144, as amended, provides that a person (or persons whose shares are aggregated) who is a non-affiliate may sell his shares, without any volume limitation, if he has satisfied a six month holding period. Affiliates (members of our management, control persons and related parties) may sell after satisfying a one year holding period, subject to volume requirements, manner of selling and reporting requirements. In addition, we may also issue additional shares of stock and securities convertible into or exercisable for our common stock in connection with our business and pursuant to our equity incentive plan for employees and consultants. At such time as a market develops, if ever, resale of a significant portion of our issued and outstanding common stock after these restrictions lapse or are satisfied could have a depressive effect on the price of our common stock in any public market that develops, may impair our ability to raise capital by selling additional securities, and may restrict the liquidity of an investor’s investment.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements:

Our quarterly report on Form 10-Q for the quarter ended September 30, 2008, as filed on November 14, 2008, is incorporated by reference.

(b) Exhibits:

Exhibit
No.	Description
3.1	Amended and Restated Articles of Incorporation of Scorpion Performance, Inc., dated April 16, 2004 (1)

3.2	Amendment to Articles of Incorporation of Scorpion Performance, Inc., dated April 20, 2004(1)

3.3	Amendment to Articles of Incorporation of Scorpion Performance, Inc., dated October 10, 2007(1)

3.4	Bylaws of Scorpion Performance, Inc. (1)

4.1	Form of Common Stock Certificate (1)

4.2	Form of Unit Purchase Option Agreement (2)

10.4	2007 Scorpion Performance, Inc. Equity Incentive Plan(1)

10.5	Lock Up Agreement between Robert and Teresa Stopanio and Scorpion Performance, Inc. dated August 28, 2007 (1)

10.6	Lock Up Agreement between Yali Golan and Scorpion Performance, Inc. dated August 28, 2007 (1)

10.7	Addendum to Lock Up Agreements dated May 2, 2008 (3)

10.8	Stock Purchase Agreement between Scorpion Performance, Inc. and Yali and Leslie Golan, dated May 2, 2008 (3)

10.9	Secured Note to Yali and Leslie Golan, dated May 2, 2008 (3)

10.10	Mortgage and Security Agreement between Scorpion Performance, Inc. and Yali and Leslie Golan, dated May 2, 2008 (3)

21	Subsidiaries (1)

(1)	Filed as an exhibit to the Original Filing on Form 10-SB, (SEC File No. 000-52859) filed on October 12, 2007.

(2)	Filed as an exhibit to Amendment 1 on Form 10-SB filed on February 11, 2008.

(3)	Filed as an exhibit to Form 8-K filed on May 5, 2008.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the board of directors and shareholders of
     Scorpion Performance, Inc. and Subsidiaries
     We have audited the accompanying consolidated balance sheets of Scorpion Performance, Inc. and Subsidiaries as of December 31, 2006 and 2005 and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Scorpion Performance, Inc. and Subsidiaries for December 31, 2006 and 2005 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ Jewett, Schwartz, Wolfe & Associates
March 9, 2007
Hollywood, Florida

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31,

	2006	2005
ASSETS

Current Assets:
Cash and cash equivalents	$1,701,224	$456,815
Accounts receivable, net of allowance for doubtful accounts	237,147	146,203
Inventories	1,182,829	852,894
Other receivables	13,149	9,069

Total current assets	3,134,349	1,464,981

Property and equipment, net	3,694,727	3,261,286

Deposits	—	98,792

Total Assets	$6,829,076	$4,825,059

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$85,126	$46,550
Notes payable-related party	—	1,347,486
Notes payable-current portion	41,727	196,622

Total current liabilities	126,853	1,590,658

Long-Term Liabilities:
Notes payable, net of current portion	134,858	1,542,786

Total Liabilities	261,711	3,133,444

Commitments and contingencies

Stockholders’ Equity:

Preferred stock, par value $.0001 per share, 10,000,000 shares authorized, none issued and outstanding at December 31, 2006 and 2005, respectively	—	—

Common stock, par value $.0001 per share, 50,000,000 authorized; 29,446,703 and 25,948,481 issued and outstanding at December 31, 2006 and 2005, respectively	2,945	2,594

Additional paid-in capital	10,772,380	4,435,064

Accumulated deficit	(4,207,960)	(2,746,043)

Total Stockholders’ Equity	6,567,365	1,691,615

Total Liabilities and Stockholders’ Equity	$6,829,076	$4,825,059

See accompanying notes to the financial statements.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31,

	2006	2005
Revenues, net	$1,949,729	$1,668,633

Cost of sales	(1,115,192)	(665,656)

Gross Profit	834,537	1,002,977

Operating expenses:
Salaries and employee benefits	805,983	705,552
General and administrative	850,024	885,159
Research and development	247,130	—
Selling and marketing expenses	140,772	77,046
Other expenses:
Impairment loss	122,296	—
Interest expense	130,249	118,626

Total Expenses	2,296,454	1,786,383

Net loss	$(1,461,917)	$(783,406)

Weighted average shares outstanding — basic and diluted	26,351,111	23,726,604

Loss per share — basic and diluted	$(0.06)	$(0.03)
See accompanying notes to the financial statements.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT S OF CHANGES IN STOCKHOLDER’S EQUITY
FOR THE YEARS ENDED DECEMBER 31,

	Common stock
	50,000,000 shares		Additional		Total
	authorized		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2004	21,904,727	$2,190	$1,532,854	$(1,962,637)	$(427,593)

Issuance of common stock	4,043,754	404	4,460,696	—	4,461,100

Less: issuance costs	—	—	(2,344,596)	—	(2,344,596)

Sale of unit purchase options			786,110		786,110

Net loss	—	—	—	(783,406)	(783,406)

Balance, December 31, 2005	25,948,481	$2,594	$4,435,064	$(2,746,043)	$1,691,615

Issuance of common stock	3,498,222	351	8,314,462	—	8,314,462

Less: issuance costs	—	—	(3,999,956)	—	(3,999,956)

Sale of unit purchase options			2,022,810		2,022,810

Net loss	—	—	—	(1,461,917)	(1,461,917)

Balance, December 31, 2006	29,446,703	$2,945	$10,772,380	$(4,207,960)	$6,567,365
See accompanying notes to the financial statements.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT S OF CHANGES IN CASH FLOWS
YEARS ENDED DECEMBER 31,

	2006	2005
Cash Flows From Operating Activities:
Net loss	$(1,461,917)	$(783,406)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	300,124	263,314
Changes in operating assets and liabilities:
Accounts receivable	(90,944)	28,419
Inventories	(329,935)	(395,444)
Other receivable	(4,080)	(9,069)
Accounts payable and accrued expenses	38,576	(8,617)
Net cash used in operating activities	(1,548,176)	(904,803)
Cash Flows from Investing Activities:
Deposits on equipment	98,792	(96,199)
Purchase of property and equipment	(733,565)	(1,080,991)
Net cash used in investing activities	(634,773)	(1,177,190)
Cash Flows from Financing Activities:
Repayments of notes payable	(2,909,958)	(810,296)
Issuance of common stock	8,314,462	4,460,696
Issuance costs	(3,999,956)	(2,344,596)
Sales of unit purchase options	2,022,810	786,110
Net cash provided by financing activities	3,427,358	2,091,914
Net Increase in Cash	1,244,409	9,921
Cash, Beginning of Year	456,815	446,894
Cash, End of Year	$1,701,224	$456,815

Supplemental Disclosures:

Cash paid for interest	$130,249	$118,626
Cash paid for taxes	$—	$—

Non-Cash Investing and Financing Transactions:

Acquisition of property and equipment through debt obligations	$—	$1,546,090
See accompanying notes to the financial statements.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

Scorpion Performance, Inc. (the “Company”) was established on December 17, 1999 in Florida. The Company manufactures high performance automotive and marine racing products. The Company was initially formed to manufacture high-grade rocker arms priced slightly below the competition in order to fill a niche in the marketplace and has since branched into a full service high performance parts and manufacturing firm.

Principles of Consolidation

The consolidated financial statements include the accounts of Scorpion Performance, Inc., and its wholly owned subsidiaries Anodize, LLC, World Waste Management, LLC (no operations) Manure Packing Systems, LLC (no operations), All significant intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition

The Company recognizes revenue in accordance with the provisions of Staff Accounting Bulletin (SAB) No. 104 “Revenue Recognition in Financial Statements", which states that revenue is realized or realizable and earned when all of the following four criteria are met:

     (1) Persuasive evidence of an arrangement exists,
     (2) Delivery has occurred or services have been rendered,
     (3) The seller’s price to the buyer is fixed or determinable, and
     (4) collectibles is reasonably assured.

The Company recognizes revenue upon shipment of products to their customers.

Segment Reporting

The Company follows the guidance presented in Statement of Financial Standards (“SFAS”) No 131 “Disclosures about Segments of Enterprise and Related Information” (“SFAS 131”). The Company has determined that there is one reportable segment.

The Company has three suppliers that represent 30%, 17% and 11%, respectively, of all raw materials we purchased in 2006 and 22%, 8% and 2% respectively in 2005. The Company also sells its products through over 110 distributors and directly to OEM customers, of which one distributor accounts for 29% of our revenue, and in the aggregate with four other distributors, accounts for over 50% of our annual revenue. All of our orders are open purchase orders from distributors most of which we have established long-term relationships and, generally, are processed, manufactured and delivered to the distributor within 10-12 days of receipt of the purchase order. Our products are also distributed to aftermarket customers through a network of warehouse auto parts distributors. Sales all occur to customers located in the United States.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At December 31, 2006 and 2005, cash and cash equivalents included cash on hand and cash in the bank.

Accounts Receivable

Accounts receivable are reported at net realizable value. The Company has established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information. Delinquent accounts are written-off when it is determined that the amounts are uncollectible. At December 31, 2006 and 2005, the provision for doubtful accounts was approximately $0 and $125, respectively.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. To ensure inventories are carried at the lower of cost or market, the Company periodically evaluates the carrying value of its inventories. The Company also periodically performs an evaluation of inventory for excess and obsolete items. Such evaluations are based on management’s judgment and use of estimates. Such estimates incorporate inventory quantities on-hand, aging of the inventory, sales forecasts for particular product groupings, planned dispositions of product lines and overall industry trends.

Property and Equipment

Property and equipment are recorded at cost and depreciation is provided using the straight-line method over the estimated useful lives of the assets.

Expenditures for repairs and maintenance of property and small tools are charged to expense as incurred. Major replacements and betterments are capitalized and depreciated over the remaining useful lives of the assets.

Income Taxes

Deferred income taxes are provided based on the provisions of SFAS No. 109, “Accounting for Income Taxes” (SFAS No. 109), to reflect the tax effect of differences in the recognition of revenues and expenses between financial reporting and income tax purposes based on the enacted tax laws in effect at December 31, 2005. In 2003, the Company was a subchapter S corporation whereby the income of the corporation was reported on the personal income tax returns of the shareholders. In 2004 the election to be treated as a subchapter S corporation was revoked due to the change in corporate structure.

Advertising

Advertising costs are expensed as incurred and included in selling, general, and administrative expenses in the accompanying consolidated statements of operations. Advertising expenses were $41,598 and $57,317 during 2006 and 2005, respectively.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable.

At December 31, 2006 and 2005, the Company had cash deposits which exceeded federally insured limits. The Company maintains its cash balances at high quality financial institutions, which the Company believes limits these risks.

The Company performs ongoing credit evaluations of its customers’ financial condition and maintains an appropriate allowance for uncollectible accounts receivable based upon the expected collectability of all accounts receivable.

Impairment of Intangibles

We review intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” An asset is considered impaired if its carrying amount exceeds the undiscounted future net cash flow the asset is expected to generate. If an asset or asset group is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. We assess the recoverability of the intangible assets by determining whether the unamortized balances can be recovered through undiscounted future net cash flows of the related assets. The amount of impairment, if any, is measured based on projected discounted future net cash flows using a discount rate reflecting our average cost of capital, or other appropriated methods of determining fair value. In 2006 the Company fully impaired its patent on manure compacting technology and recorded an impairment loss on patents in the amount of $122,296. The compacting technology is currently being evaluated for potential commercial applications, however due to material uncertainties regarding the ability to generate positive future cash flows from this technology, the patent costs were determined to be fully impaired.

Fair Value of Financial Instruments

The Company’s financial instruments include cash, trade receivables. The carrying amount of these financial instruments has been estimated by management to approximate fair value.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Product Warranty

The Company’s product warranty limits its exposure to replacement parts for defects in the manufacturing process. The Company’s precision robotic manufacturing process by design, mitigates manufacturing defects. Accordingly, the cost associated with product warranty has historically been negligible. As a result, the Company records product warranty costs as incurred.

Use of Estimates

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States and, accordingly, require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Specifically, our management has estimated the expected economic life and value of our manufacturing equipment, cost of maintenance of robotic equipment, economic benefit of R&D generated improvements in our manufacturing equipment and processes, our marketing initiatives ability to generate sufficient business to support expand production capacity, potential inventory requirements as well as obsolescence and our net operating loss for tax purposes. It is reasonably possible that these estimates will change in the near term due to one or more future confirming events. Accordingly, actual results could differ from those estimates.

Earnings per share

The Company computes basic and diluted earnings per share amounts in accordance with SFAS No. 128, “Earnings per Share.”

Recent Accounting Pronouncements

Recent accounting pronouncements that the Company has adopted or that will be required to adopt in the future are summarized below.

Accounting changes and error corrections

In May 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 154, “Accounting Changes and Error Corrections” (SFAS 154), which replaces Accounting Principles Board Opinion No. 20, “Accounting Changes,” (“APB 20”) and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements — An Amendment of APB Opinion No. 28.” SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections, and it establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2006.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair value measurements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 provides guidance for using fair value to measure assets and liabilities. SFAS 157 addresses the requests from investors for expanded disclosure about the extent to which Companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will be adopted by the Company in the first quarter of fiscal year 2009. The Company is unable at this time to determine the effect that its adoption of SFAS 157 will have on its consolidated results of operations and financial condition.

Accounting for uncertainty in income taxes

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The cumulative effects, if any, of applying FIN 48 will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. FIN 48 is effective for fiscal years beginning after December 15, 2006, and the Company is required to adopt it in the first quarter of fiscal year 2007. The Company is currently evaluation the effect that the adoption of FIN 48 will have on its consolidated results of operations and financial condition and is not currently in a position to determine such effects, if any.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Taxes collected from customer and remitted to governmental authorities

In June 2006, the FASB ratified Emerging Issues Task Force (EITF) Issue No. 06-3 “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation) (“EITF 06-3”). EITF 06-3 applies to any tax assessed by a governmental authority that is directly imposed on a revenue producing transaction between a seller and a customer. EITF 06-3 allows companies to present taxes either gross within revenue and expense or net. If taxes subject to this issue are significant, a company is required to disclose its accounting policy for presenting taxes and the amount of such taxes that are recognized on a gross basis. EITF 06-3 is required to be adopted during the first quarter of fiscal year 2007. The Company currently presents such taxes net. These taxes are currently not material to the Company’s consolidated financial statements.

Accounting for rental costs incurred during a construction period

In September 2006, the FASB issued FASB Staff Position No. FAS 13-1 (As Amended), “Accounting for Rental Costs Incurred during a Construction Period” (“FAS 13-1”). This position requires a company to recognize as rental expense the rental costs associated with a ground or building operating lease during a construction period, except for costs associated with projects accounted for under SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects.” FAS 13-1 is effective for reporting periods beginning after December 15, 2005 and was adopted by the Company in the first quarter of fiscal year 2007. The Company’s adoption of FAS 13-1 will not materially affect its consolidated results of operations and financial position.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Effects of prior year misstatements when quantifying misstatements in the current year financial statements

In September 2006, the Securities Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each on a company’s balance sheet and statement of operations and the related financial statement disclosures. Early application of the guidance in SAB 108 is encouraged in any report for an interim period of the first fiscal year ending after November 15, 2006, and will be adopted by the Company in the first quarter of fiscal year 2007. The Company does not expect the adoption of SAB 108 to have a material impact on its consolidated results of operations and financial condition.

FSP FAS 123(R)-5

FSP SFAS 123(R)-5 was issued on October 10, 2006. FSP SFAS 123(R)-5 provides that instruments originally issued as employee compensation and then a modification is made to the terms solely to reflect an equity restructuring that occurs when the holders are no longer employees, then no change in the recognition or the measurement (due to a change in classification) of those instruments will result if both of the following conditions are met: (a). There is no increase in fair value of the award (or the ratio of intrinsic value to the exercise price of the award is preserved, that is, the holder is made whole), or the antidilution provision is not added to the terms of the award in contemplation of an equity restructuring; and (b). All holders of the same class of equity instruments (for example, stock options) are treated in the same manner. FSP SFAS 123(R)-5 shall be applied in the first reporting period beginning after the date FSP SFAS 123(R)-5 is posted to the FASB website. The Company does not expect the adoption of FSP FAS 123(R)-5 to have a material impact on its consolidated results of operations and financial condition.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	PROPERTY AND EQUIPMENT

	Estimated
	Useful
	Lives	December 31
	(Years)	2006	2005
Land		$473,940	$473,940
Building	39	1,237,567	1,237,567
Furniture, fixtures and equipment	5-10	3,708,125	2,974,560

Total		$5,419,632	$4,686,067
Less accumulated depreciation		1,724,905	1,424,781

Total		$3,694,727	$3,261,286

Depreciation expense for the years ended December 31, 2006 and 2005 totaled $300,124 and $263,314 respectively.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	NOTES PAYABLE

The Company’s long-term debt at December 31, 2006 and 2005 consisted of the following:

	2006	2005
Non-interest bearing note payable to a shareholder and director due on demand.	$—	$1,347,486

Note payable from the 2005 purchase of the land and building from which the company operates. Monthly payments of principal and interest of $10,616 are payable through March 2008 at an interest rate of 7.472% per year; thereafter, the interest will be recalculated quarterly at prime plus 1% through approximately March 2030. At December 31, 2005 the rate would be 8.25%.	—	1,332,847

Notes payable for purchase of certain machinery and equipment. Payment terms required an initial payment of $66,000 with monthly principal payments of $6,228 through approximately August 2009. Interest accrues under this note at a rate of 9% per year.	176,585	232,652

Lease payable from the 2005 purchase of certain machinery and equipment. Payment terms required an initial payment of $10,609 with monthly principal payments of $1,960 through approximately October 2009. Interest accrues under this note at a rate of approximately 4.25% per year. This lease was paid in February 2006.	—	82,646

Unsecured 13% note payable for purchase of certain machinery and equipment. This note was paid in February 2006.	—	91,263

	$176,585	$3,086,894

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	NOTES PAYABLE (Continued)

Maturities of long-term debt are as follows:

2006
2007	$41,727

2008	51,000

2009	63,000

2010	20,858
$176,585

NOTE 4.	INCOME TAXES

The provision (benefit) for income taxes from continued operations for the years ended December 31, 2006 consists of the following:

	2006	2005
Current:
Federal	$—	$—
State	—	—

Deferred:
Federal	(909,356)	(313,000)
State	—	—

Increase in valuation allowance	909,356	313,000

Provision (benefit) for income taxes, net	$—	$—

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	INCOME TAXES (Continued)

The difference between income tax expense computed by applying the federal statutory corporate tax rate and actual income tax expense is as follows:

	2006	2005
Statutory federal income tax rate	35.0%	35.0%
State income taxes	5.5%	5.5%
Valuation allowance	-40.5%	-40.5%
Effective tax rate	0.0%	0.0%

Deferred income taxes result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effect of these temporary differences representing deferred tax assets and liabilities result principally from the following:

2006
Net operating loss-carryforwards expiring between 2020-2021	$2,200,000

Deferred income tax asset	$2,200,000

The net deferred tax assets and liabilities are comprised of the following:

2006
Deferred tax assets:

Current	$—
Non-current	592,076

Less: valuation allowance	(592,076)

Net deferred income tax asset	$—

NOTE 5.	EQUITY

Common Stock — Throughout 2006 and 2005, the Company sold 3,498,222 and 4,043,754 shares of its common stock, respectively, in a series of individual transactions to foreign investors priced between $1.00 and $3.00 in 2006 and $1.50 and $3.00 in 2005, for a total of $8,314,462 in 2006 and $4,461,120 in 2005, less commissions and finders fees in the aggregate amount of $3,999,956 in 2006 and $2,344,596 in 2005. The placement of common stock is currently open and is intended to meet the exemptions of Regulation S of the Securities Act of 1933, as amended (the “Securities Act”). The funds received have been used for operational purchases and equipment purchases.

Unit Purchase Options — In 2005, we began selling unit purchase options to existing non-U.S. shareholders for acting as finders and introducing investors to the Company. Each Unit consists of two shares of common stock exercisable at $1.00 per share until December 31, 2008. These sales were made in reliance upon the transaction exemption afforded by Regulation S promulgated by the SEC under the Securities Act. There were no issuances to stockholders residing in the United States. The Company sold 4,045,619 Unit Purchase Options to existing shareholders at a price of $.50 per Unit for a total of $2,022,810 in 2006 and 1,572,219 Unit Purchase Options for a total of $786,110 in 2005. The funds received from the sale of the Unit Purchase Options have been used for operational purposes and equipment purchases.

NOTE 6.	SUBSIDIARIES

The Company acquired all of the membership interests of Anodize, LLC in January 2004, from Robert and Teresa Stopanio, the sole managers and members. As consideration, we assumed certain debts and start up costs of approximately $10,366, at their historic recorded value.

NOTE 7.	CONTINGENCIES AND COMMITMENTS

     1) Leonard Codomo v. Scorpion Performance, Inc., Yali Golan and Robert Stopanio, Case No. CACE0420144 filed in the 17th Circuit Court for and in Broward County, Florida in December 2004. Codomo alleges breach of contract and unjust enrichment in connection with the delivery of rocker arm equipment valued at $180,000 plus interest. This matter is pending. Management asserts that it will prevail in this matter and accordingly no loss provision has been recorded.

     2) Manure Packing Systems. LLC v. Carl Del Spino, Case No. CACE06-015650(12) filed in the 17th Circuit Court for and in Broward County, Florida in October 2006. Our subsidiary filed this action against Del Spino for breach of contract in connection with the purchase of the manure waste packaging patent. In June 2007, the Court issued an order requiring the seller to comply with the terms of the purchase agreement and to assign the patent application to MPS. The assignment was filed with the United States Patent and Trademark Office on June 12, 2007. This matter is currently pending determination on the matter of damages. Management asserts that it will prevail in this matter and accordingly no loss provision has been recorded.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the board of directors and stockholders
    of Scorpion Performance, Inc.
     We have audited the accompanying balance sheets of Scorpion Performance, Inc. as of December 31, 2007 and 2006 and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2007 and 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provided a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Scorpion Performance, Inc. as of December 31, 2007 and 2006, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States.
/s/ Jewett, Schwartz, Wolfe & Associates
Hollywood, Florida
March 28, 2008

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	31-Dec
	2007	2006
ASSETS

Current Assets:
Cash and cash equivalents	$1,827,951	$1,701,224
Accounts receivable, net of allowance for doubtful accounts	185,644	237,147

Inventories	1,574,734	1,182,829
Other receivables	14,186	13,149
Total current assets	3,602,515	3,134,349
Property and Equipment, net	6,068,917	3,694,727

Total Assets	$9,671,432	$6,829,076

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$113,818	$85,126
Notes payable-current portion	—	41,727

Total current liabilities	113,818	126,853
Notes payable, net of current portion	—	134,858

Total Liabilities	113,818	261,711

Commitments and Contingencies

Stockholders’ Equity:

Preferred stock, par value $.0001 per share, 10,000,000 shares authorized, none issued and outstanding at December 31, 2007 and 2006	—	—
Common stock, par value $.0001 per share, 100,000,000 authorized, 33,198,658 and 29,446,703 issued and outstanding at December 31, 2007 and 2006, respectively	3,320	2,945
Additional paid in capital	16,186,936	10,772,380
Accumulated deficit	(6,632,642)	(4,207,960)

Total stockholders’ equity	9,557,614	6,567,365

Total Liabilities and Stockholders’ Equity	$9,671,432	$6,829,076

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended

	December 31,
	2007	2006
Revenues, net	$1,929,068	$1,949,729

Cost of sales	1,283,722	1,115,192

Gross profit	645,346	834,537

Expenses:
Salaries and employee benefits	743,324	805,983
General and administrative	1,319,809	850,024
Research and development	332,002	247,130
Selling and marketing expenses	725,353	140,772
(Gain) Loss on sale of equipment	(32,750)	—

Impairment loss	—	122,296
Interest income	(25,543)	—
Interest expense	7,833	130,249

Total expenses	3,070,028	2,296,454

Net loss	(2,424,682)	(1,461,917)

Weighted average shares outstanding — Basic and Diluted	31,410,012	26,351,111

Loss per share — Basic and Diluted	$(0.08)	$(0.06)

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT S OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006, and 2007

	Common stock		Additional		Total
	100,000,000 shares authorized		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2005	25,948,481	$2,594	$4,435,064	$(2,746,043)	1,691,615

Issuance of common stock	3,498,222	351	8,314,462	—	8,314,813
Less: Issuance costs	—	—	(3,999,956)	—	(3,999,956)
Sale of unit purchase options	—	—	2,022,810	—	2,022,810
Net Loss	—	—	—	(1,461,917)	(1,461,917)

Balance, December 31, 2006	29,446,703	$2,945	$10,772,380	$(4,207,960)	$6,567,365

Issuance of common stock	3,751,955	375	7,062,812	—	7,063,187
Less: Issuance costs	—	—	(5,364,074)	—	(5,364,074)
Sale of unit purchase options	—	—	3,715,818	—	3,715,818
Net Loss	—	—	—	(2,424,682)	(2,424,682)

Balance December 30, 2007	33,198,658	$3,320	$16,186,936	$(6,632,642)	$9,557,614

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended
	December 31,
	2007	2006
Cash Flows From Operating Activities:
Net loss	$(2,424,682)	$(1,461,917)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	352,128	300,124

Changes in Operating Assets and Liabilities:

Accounts receivable	51,503	(90,944)
Inventories	(391,905)	(329,935)
Other receivable	(1,037)	(4,080)
Accounts payable and accrued expenses	28,692	38,576

Net cash used in operating activities	(2,385,301)	(1,548,176)

Cash Flows from Investing Activities:
Deposits on equipment	—	98,792
Purchase of property and equipment	(2,726,318)	(733,565)
Investment	—	—

Net cash used in investing activities	(2,726,318)	(634,773)

Cash Flows from Financing Activities:
Repayments of notes payable	(176,585)	(2,909,958)
Proceeds from notes payable	—	—
Issuance of common stock	7,063,187	8,314,462
Issuance costs	(5,364,074)	(3,999,956)
Sales of unit purchase options	3,715,818	2,022,810

Net cash provided by financing activities	5,238,346	3,427,358

Net Decrease in Cash	126,727	1,244,409

Cash, Beginning of Year	1,701,224	456,815

Cash, End of Year	$1,827,951	$1,701,224

Supplemental Disclosures:
Cash paid for interest	$7,833	$130,249

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

Scorpion Performance, Inc. (the “Company”) was incorporated in Florida on December 17, 1999, for the initial purpose of manufacturing high-grade rocker arms for high performance automobiles. From rocker arms, we have branched into a full service high performance parts and components manufacturing firm. We currently design and manufacture a variety of branded and private label high performance automotive products and related components to automotive original equipment manufacturers, or OEMs, and the related aftermarket. We are also developing other manufacturing and service capabilities to enhance our automotive parts business which includes in-house anodizing services to produce high-end finished products for a variety of uses in the automotive and medical and photographic imaging industries.

Principles of Consolidation

The consolidated financial statements include the accounts of Scorpion Performance, Inc., and its wholly owned operating subsidiaries Anodize, LLC; Scorpion Real Estate Investments of Broward County, LLC and Scorpion Real Estate Investments of Marion County, LLC, along with its wholly owned non-operating subsidiaries Manure Packing Systems, LLC, World Waste Management, LLC, Scorpion Racing, Inc. and Scorpion Rockers, Inc. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made in the 2006 results to conform to the presentation used in 2007.

Revenue Recognition

The Company recognizes revenue in accordance with the provisions of Staff Accounting Bulletin (SAB) No. 104 “Revenue Recognition in Financial Statements”, which states that revenue is realized or realizable and earned when all of the following four criteria are met:

(1) Persuasive evidence of an arrangement exists,
(2) Delivery has occurred or services have been rendered,
(3) The seller’s price to the buyer is fixed or determinable, and
(4) Collectability is reasonably assured.

The Company recognizes revenue upon shipment of products to their customers.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At December 31, 2007 and 2006, cash and cash equivalents included cash on hand and cash in the bank.

Accounts Receivable

Accounts receivable are reported at net realizable value. The Company has established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information. Delinquent accounts are written-off when it is determined that the amounts are uncollectible. At December 31, 2007 and 2006, the provision for doubtful accounts was approximately $0 for both years.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. To ensure inventories are carried at the lower of cost or market, the Company periodically evaluates the carrying value of its inventories. The Company also periodically performs an evaluation of inventory for excess and obsolete items. Such evaluations are based on management’s judgment and use of estimates. Such estimates incorporate inventory quantities on-hand, aging of the inventory, sales forecasts for particular product groupings, planned dispositions of product lines and overall industry trends.

Property and Equipment

Property and equipment are recorded at cost and depreciation is provided using the straight-line method over the estimated useful lives of the assets.

Expenditures for repairs and maintenance of property and small tools are charged to expense as incurred. Major replacements and betterments are capitalized and depreciated over the remaining useful lives of the assets.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes

Deferred income taxes are provided based on the provisions of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards

(SFAS) No. 109, “Accounting for Income Taxes” (SFAS 109), to reflect the tax effect of differences in the recognition of revenues and expenses between financial reporting and income tax purposes based on the enacted tax laws in effect at December 31, 2005. In 2003, the Company was a subchapter S corporation whereby the income of the corporation was reported on the personal income tax returns of the shareholders. In 2004 the election to be treated as a subchapter S corporation was revoked due to the change in corporate structure.

Advertising

Advertising costs are expensed as incurred and included in selling, general, and administrative expenses in the accompanying consolidated statements of operations. The Company incurred advertising expenses of $412,057 and $41,598 during 2007 and 2006, respectively.

Research and Development

Costs are expensed as incurred. Research and development expense for the periods ended December 31, 2007 and 2006 were $332,002 and $247,130 respectively.

Product Warranty

The Company’s product warranty limits its exposure to replacement parts for defects in the manufacturing process. The Company’s precision robotic manufacturing process by design mitigates manufacturing defects. Accordingly, the cost associated with product warranty has historically been immaterial. As a result, the Company records product replacement costs as incurred.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable.

At December 31, 2007 and 2006, the Company had cash deposits which exceeded federally insured limits. The Company maintains its cash balances at high quality financial institutions, which the Company believes limits these risks.

The Company performs ongoing credit evaluations of its customers’ financial condition and maintains an appropriate allowance for uncollectible accounts receivable based upon the expected collectability of all accounts receivable.

Impairment of Intangibles and Long-Lived Assets

We review intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” In August 2008, the Company revised and improved the impairment analysis for long-lived assets. The improved analysis included fair value estimates for the facilities which includes land and building and improvements. For furniture, fixtures and equipment an analysis of the projected discounted cash flow generated from the Company’s operations was performed. The results of this analysis were sufficient to conclude that no impairment charge was required to the Company’s long-lived assets. In 2006 the Company had an impairment loss on patents in the amount of $122,296.

Fair Value of Financial Instruments

The Company’s financial instruments include cash, trade receivables. The carrying amount of these financial instruments has been estimated by management to approximate fair value.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Use of Estimates

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States and, accordingly, require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Specifically, our management has estimated the expected economic life and value of our manufacturing equipment, cost of maintenance of robotic equipment, economic benefit of R&D generated improvements in our manufacturing equipment and processes, our marketing initiatives ability to generate sufficient business to support expand production capacity, potential inventory requirements as well as obsolescence and our net operating loss for tax purposes. It is reasonably possible that these estimates will change in the near term due to one or more future confirming events. Accordingly, actual results could differ from those estimates.

Earnings per share

The Company computes basic and diluted earnings per share amounts in accordance with SFAS No. 128, “Earnings per Share.” Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

Recent Accounting Pronouncements

Recent accounting pronouncements that the Company has adopted or that will be required to adopt in the future are summarized below.

Fair value measurements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 provides guidance for using fair value to measure assets and liabilities. SFAS 157 addresses the requests from investors for expanded disclosure about the extent to which Companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will be adopted by the Company in the first quarter of fiscal year 2009. The Company is unable at this time to determine the effect that its adoption of SFAS 157 will have on its consolidated results of operations and financial condition.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounting for uncertainty in income taxes

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The cumulative effects, if any, of applying FIN 48 will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. FIN 48 is effective for fiscal years beginning after December 15, 2006, and the Company is required to adopt it in the first quarter of fiscal year 2007. The Company adopted the provisions of FIN 48 on January 1, 2007. The implementation of FIN 48, did not result in any material impact on the Company’s financial information. A reconciliation of the beginning and ending amount of unrecognized tax benefits are as follows:

Balance at January 1, 2007	$1,081,000
Additions based on tax positions related to the current year	982,000
Additions for tax positions of prior years	0
Reductions for tax positions of prior years	0
Settlements	0

Balance at December 31, 2007	$2,063,000

At December 31, 2007 and 2006 we had deferred tax assets principally arising from the net operating loss carry forwards for income tax purposes multiplied by an approximate expected rate of 40.5% that is offset by a full valuation allowance. As management of the Company cannot determine that it is more likely than not that we will realize the benefit of the deferred tax assets, a valuation allowance equal to the deferred tax asset has be established at December 31, 2007. The valuation allowance increased $982,000 to $2,063,000 in 2007 and $592,000 to $1,081,000 in 2006, primarily because of the Company’s inability to utilize net operating losses.

The significant components of the deferred tax asset at December 31, 2007 and 2006 were as follows:

December 31,	2007	2006
Deferred tax assets:
Operating loss carryovers	$2,063,000	$1,081,000
Deferred tax asset	2,063,000	1,081,000
Valuation allowance	(2,063,000)	(1,081,000)

Net deferred tax asset	$—	$—

At December 31, 2007 we had a net operating loss carry forward of approximately $5,111,000 that will expire between 2020 through 2027.

Taxes collected from customer and remitted to governmental authorities

In June 2006, the FASB ratified Emerging Issues Task Force (EITF) Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)” (EITF 06-3). EITF 06-3 applies to any tax assessed by a governmental authority that is directly imposed on a revenue producing transaction between a seller and a customer. EITF 06-3 allows companies to present taxes either gross within revenue and expense or net. If taxes subject to this issue are significant, a company is required to disclose its accounting policy for presenting taxes and the amount of such taxes that are recognized on a gross basis. EITF 06-3 is required to be adopted during the first quarter of fiscal year 2008. The Company currently presents such taxes net. EITF 06-3 is required to be adopted during the first quarter of fiscal year 2008. These taxes are currently not material to the Company’s consolidated financial statements.

Accounting for rental costs incurred during a construction period

In September 2006, the FASB issued FASB Staff Position No. FAS 13-1 (As Amended), “Accounting for Rental Costs Incurred during a Construction Period” (FAS 13-1). This position requires a company to recognize as rental expense the rental costs associated with a ground or building operating lease during a construction period, except for costs associated with projects accounted for under SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects.” FAS 13-1 is effective for reporting periods beginning after December 15, 2005 and was adopted by the Company in the first quarter of fiscal year 2007. The Company’s adoption of FAS 13-1 will not materially affect its consolidated results of operations and financial position.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Effects of prior year misstatements when quantifying misstatements in the current year financial statements

In September 2006, the Securities and Exchange Commission issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108). SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each on a company’s balance sheet and statement of operations and the related financial statement disclosures. Early application of the guidance in SAB 108 is encouraged in any report for an interim period of the first fiscal year ending after November 15, 2006, and will be adopted by the Company in the first quarter of fiscal year 2007. The Company does not expect the adoption of SAB 108 to have a material impact on its consolidated results of operations and financial condition.

FSP FAS 123(R)-5

FSP SFAS 123(R)-5 was issued on October 10, 2006. The FSP SFAS 123(R)-5 provides that instruments that were originally issued as employee compensation and then modified for which modification is made to the terms of the instrument solely to reflect an equity restructuring that occurs when the holders are no longer employees, then no change in the recognition or the measurement (due to a change in classification) of those instruments will result if both of the following conditions are met: (a). There is no increase in fair value of the award (or the ratio of intrinsic value to the exercise price of the award is preserved, that is, the holder is made whole), or the antidilution provision is not added to the terms of the award in contemplation of an equity restructuring; and (b). All holders of the same class of equity instruments (for example, stock options) are treated in the same manner. The provisions in this FSP SFAS 123(R)-5 shall be applied in the first reporting period beginning after the date the FSP SFAS 123(R)-5 is posted to the FASB website. The Company does not expect the adoption of FSP FAS 123(R)-5 to have a material impact on its consolidated results of operations and financial condition.

Share-Based Payments

On December 21, 2007 the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 110 (SAB 110), which, effective January 1, 2008, amends and replaces SAB 107, Share-Based Payment. SAB 110 expresses the views of the SEC staff regarding the use of a “simplified” method in developing an estimate of expected term of “plain vanilla” share options in accordance with FASB Statement No. 123(R), Share-Based Payment. Under the “simplified” method, the expected term is calculated as the midpoint between the vesting date and the end of the contractual term of the option. The use of the “simplified” method, which was first described in Staff Accounting Bulletin No. 107, was scheduled to expire on December 31, 2007. SAB 110 extends the use of the “simplified” method for “plain vanilla” awards in certain situations. The SEC staff does not expect the “simplified” method to be used when sufficient information regarding exercise behavior, such as historical exercise data or exercise information from external sources, becomes available. The Company is currently evaluating the potential impact that the adoption of SAB 110 could have on its financial statements.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Business Combinations

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (SFAS 141(R). This Statement replaces SFAS 141, Business Combinations, and requires an acquirer to recognize the assets acquired, the liabilities assumed, including those arising from contractual contingencies, any contingent consideration, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. SFAS 141(R) also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141(R)). In addition, SFAS 141(R)’s requirement to measure the noncontrolling interest in the acquiree at fair value will result in recognizing the goodwill attributable to the noncontrolling interest in addition to that attributable to the acquirer.

Accounting for Income Taxes

SFAS 141(R) amends SFAS 109, “Accounting for Income Taxes”, to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. It also amends SFAS 142, “Goodwill and Other Intangible Assets", to, among other things; provide guidance on the impairment testing of acquired research and development intangible assets and assets that the acquirer intends not to use. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently evaluating the potential impact that the adoption of SFAS 141(R) could have on its financial statements.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS 160), which amends Accounting Research Bulletin 51, “Consolidated Financial Statements", to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 also changes the way the consolidated income statement is presented by requiring consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS No. 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent owners and the interests of the noncontrolling owners of a subsidiary. SFAS No. 160 is effective for fiscal periods, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS No. 160 to have a material impact on its financial statements.

Fair Value Option for Financial Assets and Liabilities

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which provides companies with an option to report selected financial assets and liabilities at fair value with the changes in fair value recognized in earnings at each subsequent reporting date. SFAS No. 159 provides an opportunity to mitigate potential volatility in earnings caused by measuring related assets and liabilities differently, and it may reduce the need for applying complex hedge accounting provisions. If elected, SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Management is currently evaluating the impact that this statement may have on the Company results of operations and financial position, and has yet to make a decision on the elective adoption of SFAS No. 159.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	PROPERTY AND EQUIPMENT

	Estimated	December 31,
	Useful Lives
	(Years)	2007	2006
Land		$974,785	$473,940
Building	39	2,167,090	1,237,567
Furniture, fixtures and equipment	5-10	4,790,792	3,708,125
Total		$7,932,667	$5,419,632
Less accumulated depreciation		1,863,750	1,724,904
Total		$6,068,917	$3,694,727

Depreciation expense for the years ended December 31, 2007 and 2006 totaled $352,127 and $300,124 respectively.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	NOTES PAYABLE

The Company’s long-term debt at December 31, 2007 and 2006 consisted of the following:

	2007	2006
Non-interest bearing note payable to a related party due on demand. This note was paid in December 2006.	$—	$—

Note payable from the 2005 purchase of the land and building from which the company operates. Monthly payments of principal and interest of $10,616 are payable through March 2008 at an interest rate of 7.472% per year; thereafter, the interest will be recalculated quarterly at prime plus 1% through approximately March 2030. At December 31, 2005 the rate would be 8.25%. This note was paid in September 2006.	—	—

Notes payable for purchase of certain machinery and equipment. Payment terms required an initial payment of $66,000 with monthly principal payments of $6,228 through approximately August 2009. Interest accrues under this note at a rate of 9% per year. This note was paid in June 2007.	—	176,585

Lease payable from the 2005 purchase of certain machinery and equipment. Payment terms required an initial payment of $10,609 with monthly principal payments of $1,960 through approximately October 2009. Interest accrues under this note at a rate of approximately 4.25% per year. This lease was paid in May 2006.	—	176,585

Unsecured 13% note payable for purchase of certain machinery and equipment. This note was paid in February 2006.	—	—

	$—	$176,585

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	NOTES PAYABLE (Continued)

The Company has repaid all of its long-term debt.

NOTE 4.	INCOME TAXES

The provision (benefit) for income taxes from continued operations for the years ended December 31, 2007 consists of the following:

	2007	2006
Current:
Federal	$—	$—
State	—	—

Deferred:
Federal	(1,749,356)	(909,356)
State	(132,000)	—
Increase in valuation allowance	1,881,356	313,000
Provision (benefit) for income taxes, net	$—	$—

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	INCOME TAXES (Continued)

The difference between income tax expense computed by applying the federal statutory corporate tax rate and actual income tax expense is as follows:

	2007	2006
Statutory federal income tax rate	35.0%	35.0%
State income taxes	5.5%	5.5%
Valuation allowance	-40.5%	-40.5%
Effective tax rate	0.0%	0.0%

Deferred income taxes result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effect of these temporary differences representing deferred tax assets and liabilities result principally from the following:

2006
Net operating loss-carryforwards expiring between 2020-2021	$4,600,000
Deferred income tax asset	$4,600,000

The net deferred tax assets and liabilities are comprised of the following:

2007
Deferred tax assets:
Current	$—
Non-current	982,000
Less: valuation allowance	(982,000)
Net deferred income tax asset	$—

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	EQUITY

Common Stock — Throughout 2007 and 2006, the Company sold 3,751,955 and 3,498,222 shares of its common stock, respectively, in a series of individual transactions to foreign investors priced between $1.00 and $3.00 in 2007 and $1.00 and $3.00 in 2006, for a total of $7,063,187 in 2007 and $8,314,813 in 2006, less commissions and finders fees in the aggregate amount of $5,364,074 in 2007 and $3,999,956 in 2006. The placement of common stock is currently open and is intended to meet the exemptions of Regulation S of the Securities Act of 1933, as amended (the “Securities Act”). The funds received have been used for operational purchases and equipment purchases.

Unit Purchase Options — In 2005, we began selling unit purchase options to existing non-U.S. shareholders for acting as finders and introducing investors to the Company. Each Unit consists of two shares of common stock exercisable at $1.00 per share until December 31, 2008. These sales were made in reliance upon the transaction exemption afforded by Regulation S promulgated by the Securities and Exchange Commission under the Securities Act. There were no issuances to stockholders residing in the United States. The Company sold 7,431,634 Unit Purchase Options to existing shareholders at a price of $.50 per Unit for a total of $3,715,818 in 2007 and 4,045,619 Unit Purchase Options for a total of $2,022,810 in 2006. The funds received from the sale of the Unit Purchase Options have been used for operational purposes and equipment purchases.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.	SUBSIDIARIES

Anodized, LLC — In January 2004, the Company acquired all of the membership interests of Anodize, LLC , from Robert and Teresa Stopanio, the sole managers and members. As consideration, we assumed certain debts and start up costs of approximately $10,366, recorded at their historic recorded value.

Scorpion Real Estate Investments of Broward County, LLC — In June 2007, the company formed Scorpion Real Estate Investments of Broward County, LLC, a Florida limited liability company (“SREIBC”) that holds title to the Company’s principle facility in Broward County, Florida.

Scorpion Real Estate Investments of Marion County, LLC — In June 2007, the Company also formed Scorpion Real Estate Investments of Marion County, LLC, (“SREIMC”) to hold title to the Company’s expansion facility located outside of Ocala in Marion County, Florida.

Manure Packing Systems, LLC, a Florida limited liability company (“MPS”) was formed in February 2006. We acquired 100% of the membership interests of Manure Packing Systems, LLC in February 2006 from Robert and Teresa Stopanio, the sole managers and members. As consideration, we assumed start up costs and patent acquisition costs of approximately $225,000. In June 2007, we acquired a patent and intend to design and manufacture a heavy duty, industrial compacting machine that compresses and sanitarily bales horse manure. We do not expect this subsidiary to become operational in the near future, nor will it require additional financing or resources from the Company.

World Waste Management, LLC, a Florida limited liability company (“WWM”), formed in May 2006. Through this subsidiary we intend to develop a biofuel product and are currently evaluating possible commercial applications of the technology. We anticipate that the products and processes contemplated by the operations of this subsidiary will not be commercially viable for the next several years and cannot predict when or if this subsidiary will become commercially operational. We expect to expend $50,000 on research and development over the next twelve months. We may require additional financing until such time as this subsidiary becomes commercially operational.

SCORPION PERFORMANCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Scorpion Racing, Inc. (“SRace”) and Scorpion Rockers, Inc. (“SRock”), both entities were incorporated in Florida in 2001 for the purpose of reserving the corporate names and preventing competitors from incorporating in the state of Florida under a similar “Scorpion” names. In October 2007, Robert and Teresa Stopanio assigned 100% of the ownership interests of each of Scorpion Racing, Inc. and Scorpion Rockers, Inc. to the Company. Both entities are current in their annual report filings and have conducted no business since inception. No value was assigned to this transfer.

NOTE 7.	CONTINGENCIES and COMMITMENTS

British American Insurance Company (Trinidad) Limited, a company incorporated pursuant to the laws of Trinidad and Tobago v. Robert Stopanio, Teresa Stopanio, Blue Thunder Racing Engines, LLC, Blue Thunder Racing Engines and Scorpion Performance, Inc., Case No. CACE07008295 filed in the 17th Circuit Court for and in Broward County, Florida in April 2007. British American alleges breach of contract in connection with repair work for marine racing engines and is seeking compensatory damages and interest in excess of $50,000. This matter is pending. Management asserts that it will prevail in this matter and accordingly no loss provision has been recorded.

Leonard Codomo v. Scorpion Performance, Inc., Yali Golan and Robert Stopanio, Case No. CACE0420144 filed in the 17th Circuit Court for and in Broward County, Florida in December 2004. Codomo alleges breach of contract and unjust enrichment in connection with the delivery of rocker arm equipment valued at $180,000 plus interest. This matter is pending. Management asserts that it will prevail in this matter and accordingly no loss provision has been recorded.

Manure Packing Systems. LLC v. Carl Del Spino, Case No. CACE06-015650(12) filed in the 17th Circuit Court for and in Broward County, Florida in October 2006. Our subsidiary filed this action against Del Spino for breach of contract in connection with the purchase of the manure waste packaging patent. In June 2007, the Court issued an order requiring the seller to comply with the terms of the purchase agreement and to assign the patent application to MPS. The assignment was filed with the United States Patent and Trademark Office on June 12, 2007. This matter is currently pending determination on the matter of damages. Management asserts that it will prevail in this matter and accordingly no loss provision has been recorded.

NOTE 8.	SEGMENT REPORTING

Statement of Financial Accounting Standards (SFAS) No. 131, “Disclosures about Segments of an Enterprise and Related Information” requires companies to report information about operating segments in interim and annual financial statements. It also requires segment disclosures about products and services geographic and major customers. The Company determined that did not have any separately reportable operating segments as of December 31, 2007 or 2006.

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 3 to Form 10 to be signed on its behalf by the undersigned, thereunto duly authorized this January 22, 2009.

SCORPION PERFORMANCE, INC.

/s/ Robert Stopanio
Robert Stopanio, President